EXHIBIT 23.3

Directors
CGA Group of Companies
Craig Appin House
8 Wesley Street
Hamilton



                         CONSENT OF INDEPENDENT AUDITORS


Dear Sirs,

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated, March 31, 1999 except as to note 18, which is as of April 23, 1999, with respect to the consolidated financial statements and schedules of CGA Group, Ltd. included in the Registration Statement and related Prospectuses of CGA Group, Ltd. for the registration of 3,322,297 shares of its Series A Preferred Stock.


                                      /s/  PRICEWATERHOUSECOOPERS
                                      ---------------------------



PRICEWATERHOUSECOOPERS
Hamilton, Bermuda
June 14, 1999